CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 28, 2016, relating to the financial statements of APP Incline Corporation,  as of September 30, 2015 and for the period from June 29, 2015 (inception) through September 30, 2015 and to all references to our firm included in this Registration Statement.

Certified Public Accountants
Lakewood, Colorado
March 28, 2016